Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2008

  Net Investment Income was $3.1 million or $0.15 per common share
  Net Decrease in Net Assets Resulting from Operations was $4.5 million or $0.22 per common share

MCLEAN, Va.--(BUSINESS WIRE)--Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for the first quarter ended June 30, 2008. All per share references are per basic and diluted weighted average common shares outstanding, unless otherwise noted.

Net Investment Income for the quarter ended June 30, 2008 was $3.1 million, or $0.15 per share, as compared to Net Investment Income for the quarter ended June 30, 2007 of $2.9 million, or $0.17 per share. The per share results were adversely impacted by the issuance of new shares in a rights offering subsequent to June 30, 2007, while the proceeds of the offering were not fully invested in income producing investments for the entire quarter ended June 30, 2008.

Net (Decrease) in Net Assets Resulting from Operations for the quarter ended June 30, 2008 was ($4.5 million), or ($0.22) per share, compared to the Net Increase in Net Assets Resulting from Operations of $8.3 million, or $0.50 per share, for the quarter ended June 30, 2007. The primary reason for the net decrease in net assets for the quarter was directly related to the increase in net unrealized depreciation on the Company’s investment portfolio as well as the increase in weighted average shares as a result of a rights offering completed after June 30, 2007.

Net unrealized depreciation on investments for the quarter ended June 30, 2008 was $5.8 million, as compared to net unrealized appreciation on investments for the quarter ended June 30, 2007 of $5.4 million. The Company’s investment portfolio was valued as of June 30, 2008 at a depreciated value due primarily to the general instability of the loan markets, partially offset by the use of a modified valuation procedure for the Company’s non-control/non-affiliate investments. The value of the Company’s portfolio is determined quarterly by its Board of Directors based in part on opinions of value provided by Standard and Poor’s Securities Evaluations, Inc. (“SPSE”). Although the aggregate par value of the Company’s investment portfolio depreciated during the quarter by approximately 1.8%, the entire portfolio is fair valued at approximately 94% of cost as of June 30, 2008. Despite this devaluation, all but two of the loans in the Company’s portfolio were currently paying as agreed as of June 30, 2008. The unrealized depreciation of our investments does not have an impact on the Company’s current ability to pay distributions to stockholders.

Total assets were $367.9 million at June 30, 2008, as compared to $352.3 million at March 31, 2008. Net asset value was $10.77 per actual common share outstanding at June 30, 2008, as compared to $12.47 per actual common share outstanding at March 31, 2008.

The annualized weighted average yield on the Company’s portfolio of investments, excluding cash and cash equivalents, was 7.8% for the quarter ended June 30, 2008, compared to 9.1% for the quarter ended June 30, 2007. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. Recent reductions in interest rates in the U.S. financial markets (primarily LIBOR rates) have reduced the Company’s income, negatively impacting financial results. Specifically, the Company has approximately $138 million in syndicated loans that have their interest rate set based on LIBOR and that rate has decreased since the quarter ended June 30, 2007. The effect of the decrease in LIBOR has been mitigated by the presence of a rate floor on several of the other loans held in the Company’s portfolio.

During the first quarter ended June 30, 2008, the Company recorded the following activity:

  Invested approximately $5.75 million in senior debt and preferred stock in Tread Corporation, Inc.; and
  Sold nine syndicated loan participations for approximately $13.2 million, realizing an aggregate net loss of approximately $1.7 million on the transactions.

At June 30, 2008, the Company held 37 non-control/non-affiliate investments, six control investments and four affiliate investments, with an aggregate cost basis of approximately $341.3 million and an aggregate fair value of approximately $320.3 million as noted in the following schedule:

	June 30, 2008
	Cost	Fair Value
	(dollars in thousands)
Senior Term Debt	$258,402	$235,714
Senior Subordinated Term Debt	44,349	35,211
Subordinated Term Debt	1,264	1,175
Preferred & Common Equity Securities	37,302	48,199
Total Investments	$341,317	$320,299

“Our investing activity continues to provide junior capital in partnership with and support of equity sponsors, where we provide mezzanine financing, including equity co-investments. We are also pursuing our efforts in the control investment category, as evidenced by our investment of $5.75 million in Tread Corporation consisting of debt and preferred equity during the quarter,” said Dave Dullum, President.

Subsequent to June 30, 2008, the Company:

  Renewed the investment advisory and management agreement with Gladstone Management Corporation and the administration agreement with Gladstone Administration, LLC through August 31, 2009;
  Exited a syndicated loan through a foreclosure sale in which the Company received approximately $465 in cash and recorded a realized loss of approximately $2.9 million; and
  Declared monthly cash dividends of $0.08 per common share for each of the months of July, August and September 2008.

The financial statements below are without footnotes. The Company has filed a Form 10-Q today for the first quarter ended June 30, 2008 with the Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s web site at www.GladstoneInvestment.com. A paper copy can be obtained free of charge by writing to us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

The Company will hold a conference call on Thursday, August 7, 2008 at 8:30 am EDT to discuss first quarter financial results. Please call (877) 407-8031 to enter the conference. An operator will monitor the call and set a queue for the questions.

A replay of the conference call will be available through September 7, 2008. To hear the replay, please dial (877) 660-6853, access playback account 286 and use ID code 292108. The replay will be available approximately two hours after the call concludes.

The live audio broadcast of Gladstone Investment's quarterly conference call will be available online at www.GladstoneInvestment.com and www.investorcalendar.com. The online replay will follow shortly after the call and will be available through November 7, 2008.

Gladstone Investment Corporation is an investment company that seeks to make debt and equity investments in small and mid-sized private businesses in the U.S. in connection with acquisitions, changes in control and recapitalizations. For more information please visit our website at http://www.GladstoneInvestment.com.

For further information contact Kerry Finnegan at 703-287-5893.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “should,” “believes,” “feel,” “expects,” “projects,” “strive,” “goals,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk Factors" of the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, as filed with the SEC on May 21, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed on August 6, 2008 . The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	June 30,
	2008	2007
INVESTMENT INCOME
Interest income
Non-Control/Non-Affiliate investments	$2,324	$3,249
Control investments	2,569	2,565
Affiliate investments	1,111	426
Cash and cash equivalents	24	54
Total interest income	6,028	6,294
Other income	10	6
Total investment income	6,038	6,300

EXPENSES
Base management fee	426	360
Loan servicing fee	1,254	1,194
Administration fee	235	208
Interest expense	1,102	1,414
Amortization of deferred finance costs	139	210
Professional fees	131	156
Stockholder related costs	100	38
Insurance expense	53	63
Directors fees	47	55
Taxes and licenses	43	42
General and administrative expenses	31	56
Expenses before credit from Adviser	3,561	3,796
Credits to base management fee	(574)	(384)
Total expenses net of credit to base management fee	2,987	3,412
NET INVESTMENT INCOME	3,051	2,888

REALIZED AND UNREALIZED (LOSS) GAIN ON INVESTMENTS
Realized loss on sale of Non-Control/Non-Affiliate investments	(1,718)	(48)
Net unrealized appreciation (depreciation) of Non-Control/Non-Affiliate investments	4,465	(529)
Net unrealized (depreciation) appreciation of Control investments	(4,867)	5,274
Net unrealized (depreciation) appreciation of Affiliate investments	(5,415)	685
Net (loss) gain on investments	(7,535)	5,382

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(4,484)	$8,270

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$(0.22)	$0.50

SHARES OF COMMON STOCK OUTSTANDING:
Basic and diluted weighted average shares	19,943,346	16,560,100

GLADSTONE INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS ASSETS AND LIABILITIES
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	June 30,	March 31,
	2008	2008
ASSETS
Non-Control/Non-Affiliate investments (Cost 6/30/08: $149,976; Cost 3/31/08:166,416)	$130,764	$142,741
Control investments (Cost 6/30/08: $138,855; Cost 3/31/08: $138,354)	141,042	145,407
Affiliate investments (Cost 6/30/08: $52,486; Cost 3/31/08: $46,035)	48,493	47,456
Total investments at fair value (Cost 6/30/08: $341,317; Cost 3/31/08: $350,805)	320,299	335,604
Cash and cash equivalents	42,580	9,360
Interest receivable	1,340	1,662
Prepaid insurance	37	91
Deferred finance costs	185	324
Due from Custodian	2,895	4,398
Due from Adviser	-	89
Other assets	565	765
TOTAL ASSETS	$367,901	$352,293

LIABILITIES
Fee due to Administrator	$235	$208
Fee due to Adviser	139	-
Borrowings under line of credit	129,285	144,835
Accrued expenses	385	716
Other liabilities	101	89
TOTAL LIABILITIES	130,145	145,848
NET ASSETS	$237,756	$206,445

ANALYSIS OF NET ASSETS:
Common stock, $0.001 par value, 100,000,000 shares authorized, 22,080,133 and 16,560,100 shares issued and outstanding at June 30, 2008 and March 31, 2008, respectively	$22	$17
Capital in excess of par value	264,819	224,173
Net unrealized depreciation of investment portfolio	(21,018)	(15,201)
Net unrealized depreciation of derivative	(53)	(53)
Accumulated net investment loss	(6,014)	(2,491)
TOTAL NET ASSETS	$237,756	$206,445
NET ASSETS PER SHARE	$10.77	$12.47

GLADSTONE INVESTMENT CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,
	2008	2007
Per Share Data (1)
Balance at beginning of period	$12.47	$13.46

Income from investment operations:
Net investment income (2)	0.15	0.17
Realized loss on sale of investments (2)	(0.08)	-
Net unrealized (depreciation) appreciation of investments (2)	(0.29)	0.33
Total from investment operations	(0.22)	0.50

Distributions from:
Net investment income	(0.24)	(0.23)
Total distributions (3)	(0.24)	(0.23)
Shelf registration offering costs	(0.03)	-
Effect on distribution of stock rights offering after record date (4)	(1.21)	-
Net asset value at end of period	$10.77	$13.73

Per share market value at beginning of period	$9.41	$14.87
Per share market value at end of period	$6.43	$14.21
Total Return (5)	-29.57%	-2.93%
Shares outstanding at end of period	22,080,133	16,560,100

Statement of Assets and Liabilities Data:
Net assets at end of period	$237,756	$227,334
Average net assets (6)	$242,655	$222,928

Senior Securities Data:
Borrowings under line of credit	$129,285	$134,400
Asset coverage ratio (7)	284%	270%
Asset coverage per unit (8)	$3,670	$3,617

Ratios/Supplemental Data:
Ratio of expenses to average net assets (9) (10)	5.87%	6.81%
Ratio of net expenses to average net assets (9) (11)	4.93%	6.12%
Ratio of net investment income to average net assets (9)	5.03%	5.18%

(1)	Based on actual shares outstanding at the end of the corresponding period.
(2)	Based on weighted average basic per share data.
(3)	Distributions are determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under accounting principles generally accepted in the United States of America.
(4)	The effect of distributions from the stock rights offering after the record date represents the effect on net asset value of issuing additional shares after the record date of a distribution.
(5)	Total return equals the change in the market value of the Company's common stock from the beginning of the period taking into account dividends reinvested in accordance with the terms of our dividend reinvestment plan.
(6)	Calculated using the average of the ending monthly net assets for the respective periods.
(7)	As a business development company, we are generally required to maintain a ratio of at least 200% of total assets to total borrowings.
(8)	Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $100 of indebtedness.
(9)	Amounts are annualized.
(10)	Ratio of expenses to average net assets is computed using expenses before credit from the Adviser.
(11)	Ratio of net expenses to average net assets is computed using total expenses net of credits to the management fee.

CONTACT:
Gladstone Investment Corporation
Kerry Finnegan, 703-287-5893